EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 26, 2002 (except for Note 8, as to which the date is May 10, 2002) on the financial statements of Global Genomics Capital, Inc. as of December 31, 2001 and 2000 and for the year ended December 31, 2001, for the period from inception (May 23, 2000) to December 31, 2000 and for the period from inception (May 23, 2000) to December 31, 2001, included in CytRx Corporation’s Proxy Statement on Schedule 14A, dated June 13, 2002 for the Annual Meeting of the Stockholders held on July 16, 2002, and to all references to our Firm included in this registration statement.

GOOD SWARTZ BROWN & BERNS LLP

Los Angeles, California
October 14, 2003

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